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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 14D-9

                    SOLICITATION/RECOMMENDATION STATEMENT
                        UNDER SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                PROXICOM, INC.
                          (Name of Subject Company)


                                PROXICOM, INC.
                      (Name of Person Filing Statement)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       ((Title of Class of Securities)
                                  744282 104
                    (Cusip Number of Class of Securities)

                           David R. Fontaine, Esq.
                  Senior Vice President and General Counsel
                                Proxicom, Inc.
                          11600 Sunrise Valley Drive
                            Reston, Virginia 20191
                                (703) 262-3200
                (Name, Address and Telephone Number of Person
               Authorized to Receive Notice and Communications
                  On Behalf of the Person Filing Statement)

                               With a Copy to:

                          Andrew R. Brownstein, Esq.
                        Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                           New York, New York 10019
                                (212) 403-1000


X Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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